Exhibit 99.1

Sunnova Reports Fourth Quarter and Full-Year 2019 Financial Results; Raises 2020 Guidance

2019 Highlights

•	Added over 18,000 customers in 2019, increasing total customer count 30% year-over-year to 78,600;

•	Exceeded midpoint of guidance for each 2019 financial metric;

•	Increased storage attachment rate on origination to 24% in the fourth quarter of 2019; and

•	Sustained 2019's accelerated growth into 2020.

HOUSTON, February 24, 2020 (NEWSWIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), one of the leading U.S. residential solar and storage service providers, today announced financial results for the fourth quarter and full-year ended December 31, 2019.

"The past twelve months were an exciting period of disruption for Sunnova as we became the industry leader in growth rate. In 2019, we increased our customer base 30 percent, saw escalating growth in our contracted customer value, launched new product offerings and entered new markets, saw a surge in storage attachment rates, continued to build out our differentiated dealer base, and met or exceeded our 2019 operational and financial targets," said William J. (John) Berger, Chief Executive Officer of Sunnova. "In addition, we closed on a number of important financial transactions, including our IPO, new tax equity facilities, a new credit facility for our leases and PPAs, a comprehensive amendment to the credit facility for our loan products, and a safe harbor credit facility to fund the purchase of inventory to qualify for a 30 percent federal investment tax credit. In addition, we opened 2020 with the closing of a $412.5 million asset-backed securitization at some of the strongest terms the industry has seen, which is a testament to our business model and focus on customer service."

Berger added, "With higher than expected growth in late 2019, which has continued into the new year, our outlook continues to improve, supporting an increase in our 2020 guidance. We now foresee our asset base growing at a higher rate than projected in the third quarter of 2019 while we maintain our focus on maximizing recurring cash flows from operations. In addition to overall customer growth, we have also seen our Sunnova SunSafeTM solar + storage sales and attachment rates increase at a faster pace than expected as consumers seek out more resilient sources of energy to combat severe weather events and unreliable electricity grids. Solar + storage has become an integral component of our business strategy and Sunnova SunSafeTM is now available in 16 markets. The increased pace of solar + storage sales is contributing to our growth and our customers' ability to power energy independence.

We are proud of what we accomplished in 2019; these accomplishments have given us additional momentum to continue to produce strong growth, deliver superior energy service to our customers, and achieve our 2020 operational and financial targets."

Year-over-Year Results

Sunnova's total number of customers was 78,600 as of December 31, 2019, an increase of 18,300 compared to December 31, 2018.

Revenue increased to $131.6 million, or by $27.2 million, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase in revenues is primarily the result of an increase in the number of customers served.

Total operating expense, net increased to $153.8 million, or by $35.7 million, in the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase is the result of an increase in the number of customers served, greater depreciation expense, and higher period-over-period general and administrative expenses due to costs related to our initial public offering and the hiring of personnel to support growth.

Adjusted Operating Expense increased to $83.3 million, or by $20.0 million, in the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase is the result of an increase in the number of customers served.

Sunnova incurred a net loss of $133.4 million for the year ended December 31, 2019 compared to a net loss of $68.4 million for the year ended December 31, 2018. This larger net loss was primarily driven by the factors described above as well as higher net interest expense, including higher realized and unrealized net losses on interest rate swaps.

Adjusted EBITDA was $48.3 million for the year ended December 31, 2019 compared to $41.1 million for the year ended December 31, 2018. This increase was due to customer growth increasing at a faster rate than expenses.

Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $20.0 million and $11.6 million, respectively, for the year ended December 31, 2019, or by $13.2 million and $5.4 million, respectively, compared to the year ended December 31, 2018 due to a larger customer loan portfolio.

Net cash used in operating activities was $170.3 million in the year ended December 31, 2019 compared to $11.6 million in the year ended December 31, 2018. This increase was due primarily to higher inventory and prepaid inventory purchases under our safe harbor credit facility, additional higher inventory purchases to meet growing demand, an increased use of working capital and an increase in the amount of exclusivity and other bonus arrangement payments made to certain dealers that are inclusive in our asset level economics during the year ended December 31, 2019 compared to year ended December 31, 2018.

Adjusted Operating Cash Flow was relatively unchanged at $8.3 million in the year ended December 31, 2019 compared to $8.4 million for the year ended December 31, 2018.

Fourth Quarter 2019 Results

Revenue increased to $33.6 million, or by $8.4 million, in the three months ended December 31, 2019 compared to the three months ended December 31, 2018. Total operating expense, net increased to $42.8 million, or by $5.1 million, in the three months ended December 31, 2019 compared to the three months ended December 31, 2018. Adjusted Operating Expense increased to $22.9 million, or by $5.6 million, in the three months ended December 31, 2019 compared to the three months ended December 31, 2018. These increases are the result of an increase in the number of customers served.

Sunnova incurred a net loss of $13.8 million for the three months ended December 31, 2019 compared to a net loss of $39.1 million for the three months ended December 31, 2018. This smaller net loss was driven by an unrealized gain on interest rate swaps in the three months ended December 31, 2019 versus an unrealized loss on swaps in the three months ended December 31, 2018.

Adjusted EBITDA was $10.8 million for the three months ended December 31, 2019 compared to $8.0 million for the three months ended December 31, 2018. This increase was due to customer growth increasing at a faster rate than expenses.

Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $7.1 million and $3.4 million, respectively, for the three months ended December 31, 2019, or by $5.3 million and $1.4 million, respectively, compared to the three months ended December 31, 2018 due to a larger customer loan portfolio.

Net cash used in operating activities was $95.7 million in the three months ended December 31, 2019 compared to $13.7 million of net cash provided by operating activities in the three months ended December 31, 2018. This change was primarily due to higher inventory and prepaid inventory purchases necessary to meet growing demand and safe harbor requirements.

Adjusted Operating Cash Flow was $26.7 million in the three months ended December 31, 2019 compared to $22.0 million for the three months ended December 31, 2018. This increase in Adjusted Operating Cash Flow was primarily due to the increase in the number of customers served.

Liquidity & Capital Resources

As of December 31, 2019, Sunnova had total cash of $150.3 million, including restricted and unrestricted cash.

2020 Guidance

Management announces updates to 2020 full-year guidance as follows:

•	Increase guidance on customer additions from 23,000 - 27,500 to 28,000 - 30,000;

•	Increase guidance on Adjusted EBITDA from $55 million - $60 million to $58 million - $62 million;

•	Increase guidance on customer principal payments received from solar loans, net of amounts recorded in revenue from $30 million - $35 million to $32 million - $36 million;

•	Increase guidance on customer interest payments received from solar loans from $15 million - $20 million to $17 million - $21 million; and

•	Increase guidance on Adjusted Operating Cash Flow from $5 million - $15 million to $10 million - $20 million

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures, and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We use Adjusted Operating Cash Flow as a liquidity measure and believe Adjusted Operating Cash Flow is a supplemental financial measure useful to management, analysts, investors, lenders and rating agencies as an indicator of our ability to internally fund origination activities, service or incur additional debt and service our contractual obligations. We believe investors and analysts will use Adjusted Operating Cash Flow to evaluate our liquidity and ability to service our contractual obligations. However, Adjusted Operating Cash Flow has limitations as an analytical tool because it does not account for all future expenditures and financial obligations of the business or reflect unforeseen circumstances that may impact our future cash flows, all of which could have a material effect on our financial condition and results of operations. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow to projected net income (loss), total operating expense, or net cash provided by (used in) operating activities, as the case may be, is not available without unreasonable effort.

Fourth Quarter and Full-Year 2019 Financial and Operational Results Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its fourth quarter and full-year 2019 results at
8:30 a.m. Eastern Time, on February 25, 2020. The conference call can be accessed live over the phone by dialing 1-866-211-4135, or for international callers, 1-647-689-6729. A replay will be available two hours after the call and can be accessed by dialing 1-800-585-8367, or for international callers, 1-416-621-4642. The conference ID for the live call and the replay is 1496478. The replay will be available until March 3, 2020.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website at www.sunnova.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our improved outlook, expectations about net contracted customer value asset base growth rate, the momentum to continue to drive strong growth and maximize recurring cash flows, deliver superior energy service to our customers, add more net contracted value and achieve our 2020 operational and financial targets, and references to future rate of customer additions, Adjusted EBITDA, customer P&I payments from solar loans and adjusted operating cash flows. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, our competition, fluctuations in the solar and home-building markets, our ability to attract and retain dealers and customers and our dealer and strategic partner relationships. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2019. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is a leading residential solar and energy storage service provider with customers across the U.S. and its territories. Sunnova's goal is to be the source of clean, affordable and reliable energy with a simple mission: to power energy independence so that homeowners have the freedom to live life uninterruptedTM.

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of December 31,
	2019	2018
Assets
Current assets:
Cash	$83,485	$52,706
Accounts receivable—trade, net	10,672	6,312
Accounts receivable—other	6,147	3,721
Other current assets	174,016	26,794
Total current assets	274,320	89,533

Property and equipment, net	1,745,060	1,328,457
Customer notes receivable, net	297,975	172,031
Other assets	169,712	75,064
Total assets (1)	$2,487,067	$1,665,085

Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity
Current liabilities:
Accounts payable	$36,190	$20,075
Accrued expenses	39,544	18,650
Current portion of long-term debt	97,464	26,965
Current portion of long-term debt—affiliates	—	16,500
Other current liabilities	21,804	13,214
Total current liabilities	195,002	95,404

Long-term debt, net	1,346,419	872,249
Long-term debt, net—affiliates	—	44,181
Other long-term liabilities	127,406	66,453
Total liabilities (1)	1,668,827	1,078,287

Redeemable noncontrolling interests	172,305	85,680

Stockholders' equity:
Series A convertible preferred stock, 0 and 44,942,594 shares issued as of December 31, 2019 and 2018, respectively, at $0.01 par value	—	449
Series C convertible preferred stock, 0 and 13,006,780 shares issued as of December 31, 2019 and 2018, respectively, at $0.01 par value	—	130
Series A common stock, 0 and 8,612,728 shares issued as of December 31, 2019 and 2018, respectively, at $0.01 par value	—	86
Series B common stock, 0 and 21,727 shares issued as of December 31, 2019 and 2018, respectively, at $0.01 par value	—	—
Common stock, 83,980,885 and 0 shares issued as of December 31, 2019 and 2018, respectively, at $0.0001 par value	8	—
Additional paid-in capital—convertible preferred stock	—	701,326
Additional paid-in capital—common stock	1,007,751	85,439
Accumulated deficit	(361,824)	(286,312)
Total stockholders' equity	645,935	501,118
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$2,487,067	$1,665,085

(1) The consolidated assets as of December 31, 2019 and 2018 include $790,211 and $411,325, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $7,347 and $3,674 as of December 31, 2019 and 2018, respectively; accounts receivable—trade, net of $1,460 and $884 as of December 31, 2019 and 2018, respectively; accounts receivable—other of $4 and $109 as of December 31, 2019 and 2018, respectively; other current assets of $47,606 and $4,821 as of December 31, 2019 and 2018, respectively; property and equipment, net of $726,415 and $398,693 as of December 31, 2019 and 2018, respectively; and other assets of $7,379 and $3,144 as of December 31, 2019 and 2018, respectively. The consolidated liabilities as of December 31, 2019 and 2018 include $13,440 and $9,260, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $1,926 and $4,278 as of December 31, 2019 and 2018, respectively; accrued expenses of $35 and $14 as of December 31, 2019 and 2018, respectively; other current liabilities of $612 and $296 as of December 31, 2019 and 2018, respectively; and other long-term liabilities of $10,867 and $4,672 as of December 31, 2019 and 2018, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue	$33,614	$25,206	$131,556	$104,382

Operating expense:
Cost of revenue—depreciation	12,716	9,242	43,536	34,710
Cost of revenue—other	963	533	3,877	2,007
Operations and maintenance	2,120	9,540	8,588	14,035
General and administrative	27,002	18,327	97,986	67,430
Other operating income	(32)	(19)	(161)	(70)
Total operating expense, net	42,769	37,623	153,826	118,112

Operating loss	(9,155)	(12,417)	(22,270)	(13,730)

Interest expense, net	8,169	26,459	108,024	51,582
Interest expense, net—affiliates	—	2,303	4,098	9,548
Interest income	(3,615)	(2,077)	(12,483)	(6,450)
Loss on extinguishment of long-term debt, net—affiliates	—	—	10,645	—
Other (income) expense	53	—	880	(1)
Loss before income tax	(13,762)	(39,102)	(133,434)	(68,409)

Income tax	—	—	—	—
Net loss	(13,762)	(39,102)	(133,434)	(68,409)
Net income attributable to redeemable noncontrolling interests	3,747	1,726	10,917	5,837
Net loss attributable to stockholders	(17,509)	(40,828)	(144,351)	(74,246)
Dividends earned on Series A convertible preferred stock	—	(9,581)	(19,271)	(36,346)
Dividends earned on Series C convertible preferred stock	—	(2,608)	(5,454)	(5,948)
Deemed dividends on convertible preferred stock exchange	—	—	—	(19,332)
Net loss attributable to common stockholders—basic and diluted	$(17,509)	$(53,017)	$(169,076)	$(135,872)

Net loss per share attributable to common stockholders—basic and diluted	$(0.21)	$(6.14)	$(4.14)	$(15.74)
Weighted average common shares outstanding—basic and diluted	83,980,885	8,634,455	40,797,976	8,634,477

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(133,434)	$(68,409)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	49,340	39,290
Impairment and loss on disposals, net	1,772	7,565
Amortization of deferred financing costs	9,822	9,074
Amortization of debt discount	3,018	1,083
Non-cash effect of equity-based compensation plans	9,235	2,984
Non-cash payment-in-kind interest on loan—affiliates	2,716	5,524
Unrealized loss on derivatives	19,237	6,100
Unrealized loss on fair value option instruments	150	—
Loss on extinguishment of long-term debt, net—affiliates	10,645	—
Other non-cash items	8,442	4,818
Changes in components of operating assets and liabilities:
Accounts receivable	(9,349)	(4,983)
Dealer advances	—	(237)
Other current assets	(131,741)	(11,331)
Other assets	(40,118)	(8,529)
Accounts payable	5,292	(996)
Accrued expenses	15,099	4,234
Other current liabilities	8,452	4,938
Long-term debt—paid-in-kind—affiliates	(719)	(3,184)
Other long-term liabilities	1,879	489
Net cash used in operating activities	(170,262)	(11,570)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(430,822)	(252,618)
Payments for investments and customer notes receivable	(159,303)	(108,354)
Proceeds from customer notes receivable	21,604	7,715
State utility rebates and tax credits	668	853
Other, net	(463)	3,555
Net cash used in investing activities	(568,316)	(348,849)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	883,360	445,586
Payments of long-term debt	(342,540)	(292,091)
Proceeds of long-term debt from affiliates	15,000	15,000
Payments of long-term debt to affiliates	(56,236)	(40,000)
Payments on notes payable	(4,672)	—
Payments of deferred financing costs	(12,110)	(8,598)
Payments of debt discounts	(1,084)	(2,465)
Proceeds from issuance of common stock, net	164,452	—
Proceeds from equity component of debt instrument, net	13,984	—
Proceeds from issuance of convertible preferred stock, net	(2,510)	172,771
Contributions from redeemable noncontrolling interests	157,149	79,017
Distributions to redeemable noncontrolling interests	(7,559)	(2,017)
Payments of costs related to redeemable noncontrolling interests	(5,395)	(1,510)
Other, net	(16)	(6)
Net cash provided by financing activities	801,823	365,687
Net increase in cash and restricted cash	63,245	5,268
Cash and restricted cash at beginning of period	87,046	81,778
Cash and restricted cash at end of period	150,291	87,046
Restricted cash included in other current assets	(10,474)	(5,190)
Restricted cash included in other assets	(56,332)	(29,150)
Cash at end of period	$83,485	$52,706

Key Financial and Operational Metrics

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(13,762)	$(39,102)	$(133,434)	$(68,409)
Interest expense, net	8,169	26,459	108,024	51,582
Interest expense, net—affiliates	—	2,303	4,098	9,548
Interest income	(3,615)	(2,077)	(12,483)	(6,450)
Depreciation expense	14,353	10,290	49,340	39,290
Amortization expense	9	33	29	133
EBITDA	5,154	(2,094)	15,574	25,694
Non-cash compensation expense (1)	2,261	944	10,512	3,410
ARO accretion expense	454	292	1,443	1,183
Financing deal costs	133	564	1,161	1,902
Natural disaster losses and related charges, net	—	7,787	54	8,217
IPO costs	—	482	3,804	563
Loss on unenforceable contracts	2,381	—	2,381	—
Loss on extinguishment of long-term debt, net—affiliates	—	—	10,645	—
Unrealized loss on fair value option instruments	53	—	150	—
Realized loss on fair value option instruments	—	—	730	—
Amortization of payments to dealers for exclusivity and other bonus arrangements	328	—	583	—
Legal settlements	—	—	1,260	150
Adjusted EBITDA	$10,764	$7,975	$48,297	$41,119

(1)
Amount includes non-cash effect of equity-based compensation plans of $2.3 million and $0.8 million for the three months ended December 31, 2019 and 2018, respectively, and $9.2 million and $3.0 million for the years ended December 31, 2019 and 2018, respectively, and partial forgiveness of a loan to an executive officer used to purchase our capital stock of $0.1 million for the three months ended December 31, 2018 and $1.3 million and $0.4 million for the years ended December 31, 2019 and 2018, respectively.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Interest income from customer notes receivable	$3,432	$1,987	$11,588	$6,147
Principal proceeds from customer notes receivable, net of related revenue	$7,058	$1,714	$20,044	$6,812

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Adjusted Operating Cash Flow:
Net cash provided by (used in) operating activities	$(95,724)	$13,672	$(170,262)	$(11,570)
Principal proceeds from customer notes receivable	7,532	1,982	21,604	7,715
Distributions to redeemable noncontrolling interests	(1,270)	(695)	(7,559)	(2,017)
Payments to dealers for exclusivity and other bonus arrangements	—	—	31,733	—
Inventory and prepaid inventory purchases	115,250	7,001	127,818	14,288
Payments of non-capitalized costs related to IPO	884	—	4,944	—
Adjusted Operating Cash Flow	$26,672	$21,960	$8,278	$8,416

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in thousands, except per customer data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$42,769	$37,623	$153,826	$118,112
Depreciation expense	(14,353)	(10,290)	(49,340)	(39,290)
Amortization expense	(9)	(33)	(29)	(133)
Non-cash compensation expense	(2,261)	(944)	(10,512)	(3,410)
ARO accretion expense	(454)	(292)	(1,443)	(1,183)
Financing deal costs	(133)	(564)	(1,161)	(1,902)
Natural disaster losses and related charges, net	—	(7,787)	(54)	(8,217)
IPO costs	—	(482)	(3,804)	(563)
Loss on unenforceable contracts	(2,381)	—	(2,381)	—
Amortization of payments to dealers for exclusivity and other bonus arrangements	(328)	—	(583)	—
Legal settlements	—	—	(1,260)	(150)
Adjusted Operating Expense	$22,850	$17,231	$83,259	$63,264
Adjusted Operating Expense per weighted average customer	$301	$293	$1,215	$1,185

	As of December 31,
	2019	2018
Number of customers	78,600	60,300

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Weighted average number of customers (excluding loan agreements)	65,600	53,200	60,100	49,200
Weighted average number of customers with loan agreements	10,300	5,600	8,400	4,200
Weighted average number of customers	75,900	58,800	68,500	53,400

	As of December 31,
	2019	2018
	(in millions, except per customer data)
Estimated gross contracted customer value	$1,879	$1,476
Estimated gross contracted customer value per customer	$23,906	$24,478

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our leases and power purchase agreements ("PPAs"), which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the solar service agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our solar service agreements and depend on various factors including but not limited to solar service agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 6%.

Number of Customers. We define number of customers to include each customer that is party to an in-service solar service agreement. For our leases, PPAs and loan agreements, in-service means the related solar energy system and, if applicable, energy storage system, must have met all the requirements to begin operation and be interconnected to the electrical grid. For our Sunnova Protect services, in-service means the customer’s system must have met the requirements to have the service activated. We do not include in our number of customers any customer under a lease, PPA or loan agreement for whom we have terminated the contract and removed the solar energy system. We also do not include in our number of customers any customer of our Sunnova Protect services that has been in default under his or her solar service agreement in excess of six months. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Customers. We calculate the weighted average number of customers based on the number of months a given customer is in-service during a given measurement period. The weighted average customer count reflects the number of customers at the beginning of a period, plus the total number of new customers added in the period adjusted by a factor that accounts for the partial period nature of those new customers. For purposes of this calculation, we assume all new customers added during a month were added in the middle of that month. We track the weighted average customer count in order to accurately reflect the contribution of the appropriate number of customers to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus net interest expense, depreciation and amortization expense, income tax expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our IPO, losses on unenforceable contracts, losses on extinguishment of long-term debt, realized and unrealized gains and losses on fair value option instruments and other non-cash items such as non-cash compensation expense and asset retirement obligation ("ARO") accretion expense.

Adjusted Operating Cash Flow. We define Adjusted Operating Cash Flow as net cash used in operating activities plus principal proceeds from customer notes receivable and distributions to redeemable noncontrolling interests less payments to dealers for exclusivity and other bonus arrangements, inventory and prepaid inventory purchases and payments of non-capitalized costs related to our IPO.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our IPO, losses on unenforceable contracts, and other non-cash items such as non-cash compensation expense and ARO accretion expense.

Contacts

Rodney McMahan - Investors
Kelsey Hultberg - Media
IR@sunnova.com
877-770-5211